EXHIBIT 10.10 B

COMMISSION SCHEDULE AND TERMS OF PAYMENT
1.

Commission Rate. Exhibit C details the wholesale prices for the services to be provided as a result of this agreement. In the event that Wholesaler elects to provide additional Services from Wildgate, including Calling Cards, the companies will, in good faith, negotiate the fees for those products consistent with the fees charged to other similar Wholesalers with similar sales volumes.

2.

Duration of Wildgate Commissions. Commissions for Wildgate Unified Communications will be ongoing as described herein. Once the first order for Services has been obtained by Wholesaler from the Wholesaler's Customer and has been accepted by the Company, then, the commissions (computed at the applicable rates set forth in Section 1 above), shall be credited to the account of the Wholesaler thereafter on all net revenues received by the Company from that Customer until such time as the Services to such Customer are discontinued or terminated either by the Customer or the Company. Termination of Services by the Company shall be at the Company's sole discretion. To be deemed a discontinuance or termination of Services, the duration of such discontinuance or termination must be at least 30 consecutive days. If Services to one of the Wholesaler's Customer's are discontinued or terminated, and Services are later resumed to such Customer, then commissions on net revenues received thereafter shall only be payable to Wholesaler if it obtained a new customer order from that Customer that is accepted by the Company. Notwithstanding the foregoing, commissions may terminate earlier as provided in Section 10 of this agreement between Wholesaler and the Company. Renewal commissions will not be paid in any month in which those commissions in aggregate are less than $100.00.

3.	Determining Whether a Customer Order Was Obtained by Wholesaler. Wholesaler understands and agrees that the Company may sell any of the Services directly and will be appointing other Wholesalers and agents to market and accept orders for the Services in the United States. A customer order shall be deemed to have been obtained by Wholesaler only if (i) the customer order is accompanied by a Coupon ID used to track the source of Internet sales containing the Wholesaler's unique code and (ii) no customer order from that same customer was previously obtained either from another Wholesaler or agent (as indicated by such other agent's Coupon) or by the Company directly. Wildgate will make available to Wholesaler a hierarchical set of related Coupon IDs so that Wholesaler can track sales from various sources.
4.	Payment of Commissions. Commissions earned by Wholesaler and credited to its account shall be paid monthly, on or about the 10th day of the calendar month immediately following the calendar month in which the Company received payment of the net revenues which generated such Commissions for Services rendered to Wholesaler's Customers. Payments may be delayed by up to 30 days if there are consistent problems with the credit card transactions resulting from Wholesaler's Customers.
5.

Definition of Net Revenues. For purposes of this Private Label Communications Wholesaler Agreement, the term "net revenues" shall mean the actual dollar amounts received by the Company for Services from Wholesaler's Customers, exclusive of all sales, use, value-added or other taxes, trade or other discounts, rebates, returns and allowances, warranty claims, insurance and service charges, and charges for customer training. Commissions shall be subject to adjustment with respect to any amounts returned or rebated by the Company to any of Wholesaler's Customers due to their cancellation of or dissatisfaction with the Services or due to warranty claims or any errors in billings or otherwise and, as between the Company and Wholesaler, the Company shall be entitled, in its discretion, to determine the amounts and circumstances under which it will return such amounts or pay such rebates to such Customers. Such adjustments to commissions as provided herein may be made in the month in which the adjustment occurs and, in the event the adjustment occurs after commissions have been paid on the pre-adjusted net revenues, the Company shall be entitled to credit the amount of that adjustment against commissions that the Wholesaler would otherwise be entitled (whether generated from Services rendered to that same Customer or other of Wholesaler's Customers). In the alternative, Company may bill Wholesaler for such adjustment, in which case such adjustment shall be due and payable by Wholesaler to the Company thirty (30) days thereafter.